EXHIIBT 2.1

DATED                                        2002

BETWEEN:




                              (1) Authoriszor Inc.

                                 (2) R Williams
                                    G Hanson
                                 Zalcany Limited
                               Noblepoint Limited

                                      -and-

                        (3) Authoriszor Holdings Limited



                  ---------------------------------------------

                              INVESTMENT AGREEMENT

                 ----------------------------------------------









                                    SHULMANS
                                   SOLICITORS

                              120 Wellington Street
                                      Leeds
                                     LS1 4LT

                               Tel: 0113 245 2833
                               Fax: 0113 246 7326
                               www.shulmans.co.uk

THIS AGREEMENT is made the        day of July 2002

PARTIES:

(1) AUTHORISZOR INC of 1 Van de Graaf Drive, Suite 502, Burlington, USA (`the Founder');

(2) THE PERSONS whose names and addresses are set out in Schedule 1 (`the Investors');

(3) AUTHORISZOR HOLDINGS LIMITED a company registered in England under Number 3873915 whose registered office is at Windsor House, Cornwall Road, Harrogate, North Yorkshire, HG1 2PW (`the Company').

RECITALS:

(A) The Company is a private company limited by shares incorporated on 9th November 1999 under the Companies Act 1985 and has at the time of execution of this Agreement an authorised share capital of (pound)10,500,000 divided into 200,000 Ordinary Shares of (pound)1 each and 10,300,000 Redeemable Shares of (pound)1 each of which 100,000 Ordinary Shares and all of the Redeemable Shares have been issued and are fully paid or credited as fully paid. Further particulars relating to the Company are set out in Schedule 2.

(B) The Founder is the registered holder and beneficial owner (free of any Encumbrance (as hereinafter defined)) of all of the issued shares referred to in Recital (A) in the capital of the Company.

(C) The persons specified as directors in Schedule 2 are the only directors of the Company at the date hereof.

(D) The Founder has agreed that on Completion (as hereinafter defined) the Founder will sign a written resolution of the Company to pass, as a special resolution of the Company, the resolution set out in the Written Resolution (as hereinafter defined) for, amongst other things, the increase in the authorised share capital of the Company and the reorganisation thereof and the adoption of new articles of association; and upon the passing and implementation thereof the authorised share capital of the Company will be divided into 10,500,000 Ordinary Shares of (pound)1 each and 220,000 Preferred Ordinary Shares of (pound)1 each.

(E) The Investors have agreed to subscribe for 192,306 Preferred Ordinary Shares in the increased and reorganised share capital of the Company upon the terms and conditions hereinafter contained.

 (F) The Founder and the Investors have agreed to enter into this Agreement for the purpose of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Company.

(G) The Subsidiaries (as hereinafter defined) are the only subsidiaries of the Company at the date hereof.

NOW IT IS HEREBY AGREED as follows:


1        Definitions and interpretation

In this Agreement (which expression shall be deemed to include the Schedules hereto):

(1) unless there be something in the subject or context inconsistent therewith the following expressions have the following meanings:

`agreed form'                       means in the form previously agreed by or on
                                    behalf of the parties to this Agreement and signed for the purposes of identification by or on behalf of the parties or in the form attached to this Agreement;

`the Articles'                      means the articles of association  from time
                                    to time of the Company (and any reference to
                                    an  `Article'  shall be a reference  to that
                                    article    of   the   said    articles    of
                                    association);

`associate'                         has the meaning  given by Section 435 of the
                                    Insolvency Act 1986;

`the Auditors'                      means the auditors  from time to time of the
                                    Company;

`the Board Minutes'                 means the  minutes of a meeting of the board
                                    of directors of the Company in the form set out in Schedule 4;

`the Business Plan'                 means  the  business  plan  of  the  Company
                                    prepared by Garcia Hanson in the agreed form;

`the Companies Act'                 means the Companies Act 1985;

`Completion'                        means the  performance by the parties of the
                                    obligations assumed by them respectively under Clause 3;

`Deed of Adherence'                 means a deed in the form set out in Schedule
                                    9 or a deed in such other form as the Shareholders may agree;

 `the Directors'                    means the directors of the Company from time
                                    to time;

 `Emoluments'                       means   emoluments   of  every   description
                                    including,  without  limitation,   salaries,
                                    directors'   fees,   bonuses,   commissions,
                                    profit  shares under any  incentive  scheme,
                                    pension  contributions payable by any member
                                    of  the  Group  and   benefits  in  kind  as
                                    quantified for income tax purposes;

`Encumbrance'                       means and includes any interest or equity of
                                    any person (including,  without prejudice to
                                    the generality of the  foregoing,  any right
                                    to acquire,  option or right of pre-emption)
                                    or any  mortgage,  charge,  pledge,  lien or
                                    assignment or any other encumbrance priority
                                    or  security   interest  or  arrangement  of
                                    whatsoever nature over or in the relevant property;

`group' means, in relation to a company, that company and any company which is from time to time a holding company of that company or a subsidiary of that company or of such holding company;

`the Group'                         means the Company and its subsidiaries  from
                                    time to time;

`the New Articles'                  means the new articles of association in the
                                    agreed form to be adopted by the Company on Completion;

`the Nominated  Directors'          means the directors of the Company appointed
                                    by the Investors  pursuant to Article 18 and
                                    holding office from time to time and, unless
                                    otherwise   stated,   includes   their  duly
                                    appointed  alternates;  the first  Nominated
                                    Director shall be Ian McNeill;

`Ordinary Shares'                   means the ordinary  shares in the capital of
                                    the  Company  (and  which are not  Preferred
                                    Ordinary   Shares)  having  the  rights  and
                                    obligations attaching to such shares as set out in the New Articles;

`the parties hereto'                means the Shareholders and the Company;

`Preferred Ordinary  Shares'        means the preferred  ordinary  shares in the
                                    capital of the Company having the rights and obligations attaching to such shares as set out in the New Articles;

`the Shareholders'                  means all those  persons  holding  shares in
                                    the capital of the Company and who are parties to this Agreement from time to time
                                    (and the expression `Shareholder' shall be construed accordingly);

`share' means a share in the capital of the Company of whatever class;

`the Subscription Shares'           means the 192,306 Preferred  Ordinary Shares
                                    to  be   subscribed   by  the  Investors  as
                                    mentioned herein;

 `the Subsidiaries'                 means the subsidiaries of the Company at the
                                    date hereof, particulars of which are set out in Schedule 3;

`Tax'                               has the meaning given to it in Schedule 8;

`Tax Covenant'                      has the meaning given to it in Schedule 8;

`the Warranted Information'         means all the information (including for the
                                    avoidance of doubt all supporting  schedules
                                    and other  information,  whether or not such
                                    supporting schedules or other information is
                                    required  to  be  filed)   relating  to  the
                                    Company that has been or will be reported in The Securities and Exchange Commission form
                                    10-QSB quarterly report under Section 13 or 15 (d) of the Securities Exchange Act of
                                    1934 for the Founder dated 31st March 2002, which has been filed or will be filed on or after the date of this Agreement (and which is or will be substantially in the form attached to this Agreement);

`the Warranties'                    means the  warranties,  representations  and
                                    undertakings referred to in Clause 5;.

`the Written Resolution'            means the written  resolution of the Company
                                    in the form set out in Schedule 5.

(2) reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

(3) subject as herein otherwise expressly defined, words and phrases defined in the Companies Act (but excluding any statutory modification thereof not in force on the date of this Agreement) and in the Articles bear the same respective meanings.

(4)      where  the  context  admits,   references  to  a  `subsidiary'  include
         references to a `subsidiary undertaking' and references to a `holding company' include references to a `parent undertaking'.

(5) unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender, and words importing persons include bodies corporate and unincorporate; and (in each case) vice versa.

(6) reference to Clauses and other provisions are references to Clauses and other provisions of this Agreement and any reference to a sub-provision is, unless otherwise stated, a reference to a sub-provision of the provision in which the reference appears.

(7)      the headings shall not affect the interpretation of this Agreement.

(8) the expressions `hereunder', `hereto', `herein', `hereof' and similar expressions relate to this entire Agreement and not to any particular provision thereof.

(9) any undertaking by any of the parties hereto not to do any act or thing shall be deemed to include an undertaking not to permit or suffer the doing of that act or thing.

(10) references to this Agreement or any other document shall, where appropriate, be construed as references to this Agreement or such other document as varied, supplemented, novated and/or replaced in any manner from time to time.

(11) references to any English legal or accounting term for any action, remedy, method of judicial proceeding, insolvency proceeding, event or incapacity, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing shall in respect of any jurisdiction other than England be deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned.

(12) The Schedules to this Agreement form part of and are deemed to be incorporated into this Agreement.

2        Subscription

The Investors, in full reliance upon the Warranties and the Tax Covenant, shall subscribe for192,306 Preferred Ordinary Shares upon the terms and conditions hereinafter contained.

3        Completion

(1) Completion shall take place at 120 Wellington Street, Leeds, LS1 4LT immediately after the execution of this Agreement.

(2)      On Completion:

         (a) The Founder shall execute the Written Resolution in order to increase and reorganise the share capital of the Company, to grant the Directors authority to allot shares as specified in the special resolution, and to adopt the New Articles:

         (b) The Investors shall subscribe for the Subscription Shares in the number of shares and for the total consideration appearing against their respective names in column (4) of Schedule 1 (and the balance paid in respect of each share over and above (pound)1 shall be regarded as premium) and shall accordingly complete, sign and deliver to the Company an application form (in the form set out in Schedule 6) accompanied by a cheque for either the total consideration or if a concession of a part-payment on the shares has been agreed such part-payment as may be shown against their respective names in column (5) of Schedule 1 in favour of the Company in payment therefor.

         (c)      The Founder shall procure the following to be done:

                  (i) a meeting of the directors shall be held at which the business referred to in the Board Minutes shall be transacted and all documents and forms referred to therein shall be executed and signed;

                  (ii) the register of members of the Company shall be written up to reflect the subscription referred to in paragraph (b) and a definitive certificate in respect of the Subscription Shares shall be issued in favour of and delivered to each of the Investors;

                  (iii)    each of the new  directors  referred  to in part 2 of
                           Schedule 12 shall be appointed as directors of the relevant company(y)(ies) set out opposite their respective name in that part of the Schedule and shall enter into an undertaking with the Company and the Investors in the form set out in Schedule 10 and executed copies thereof shall be delivered to the Investors;

                  (iv) Godfrey Stephen Shingles shall enter into an undertaking with the Company and the Investors in the form set out in Schedule 10 and an executed copy thereof shall be delivered to the Investors;

                  (v) the persons referred to in part 1 of Schedule 12 shall resign as officers of the relevant company(y)(ies) set out opposite their respective name in that part of the Schedule;


                  (vi)     Melanie   Phillips  shall  be  appointed  as  company
                           secretary of the Company, WRDC Limited, Authoriszor Limited, Logsys Limited and PAD (London) Limited;

                  (vii) that Garcia Hanson shall vary his service contract formally in writing with Authoriszor Limited to incorporate the following terms;

                           (i)      basic salary(pound)100,000 per annum
                           (ii)     car allowance(pound)1,000 per month
                           (iii)    company  pension  contribution - 5% of basic
                                    salary
                           (iv) bonus payable quarterly in arrears calculated at 20% NPBT per quarter or(pound)25,000 per quarter whichever is the lesser.

         (d) The Founder shall subscribe for 41,592 Ordinary Shares for the total consideration of (pound)41,592 by way of converting its loan to the Company in the sum of (pound)41,592 to share capital and shall accordingly complete, sign and deliver to the Company an application form (in the form set out in Schedule 11).

         (e) The obligation of the Investors to subscribe for the Subscription Shares shall be conditional upon the provisions of paragraphs (a), (c) and (d) being fully complied with and until such time the cheques referred to in paragraph (b) shall be held to the order of the Investors. If any of the said provisions are not fully complied with within 6 hours after the execution hereof any of the Investors may rescind this Agreement by giving notice in writing to the Company.

(3) The Founder shall procure that within the time limits prescribed by statute those documents and forms referred to in the Board Minutes which require filing with the Registrar of Companies shall be so filed.

4        Warranties

(1) The Founder warrants and represents to and undertakes with the Investors that:

         (a) in relation to the Company, each of the provisions of Schedule 7 (other than those, if any, expressed to relate to any of the Subsidiaries) is true and correct in every particular or (as the case may be) has been wholly performed in every particular; and

         (b) in relation to each of the Subsidiaries, each of the provisions of Schedule 7 (other than those which, expressly or by implication, relate only to the Company or to another of the Subsidiaries) if repeated in full with the substitution of the Subsidiary's name for the Company therein (and in any expressions used therein and which are defined elsewhere in this Agreement), and those provisions of the same Schedule which expressly relate to that Subsidiary or to the Subsidiaries generally is true and correct in every particular or (as the case may be) has been wholly performed in every particular.

(2) The Warranties shall continue in full force and effect notwithstanding Completion and notwithstanding the Founder ceasing to be a shareholder in the Company.

(3) In the event of a breach of any of the Warranties the Founder shall at the option of the Investors who hold a majority in nominal value of the Preferred Ordinary Shares (but without prejudice to any other right or remedy which the Investors may have in respect of the breach) make good to the Group the amount (`the Claim Amount') necessary to put the Group into the position which would have existed if there had not been a breach of the Warranties by a payment in cash to the Company.

         In addition the Founder shall pay to the Investors all costs and expenses incurred by the Investors as a result of such breach.

(4) The Company hereby covenants with the Investors that any sum which the Company may receive pursuant to sub-clause (3) shall be applied by it in a proper and efficient manner and for its own benefit.

(5) None of this information supplied by the Company or its subsidiaries or their or its professional advisers on or prior to the date of this Agreement to the Founder or its agents, representatives or advisers in connection with the Warranties, or otherwise in relation to the business or affairs of the Company or its subsidiaries, shall be deemed a representation, warranty or guarantee of its accuracy by the Company or its subsidiaries to the Founder and shall not constitute a defence to any claim by the Investors under the Warranties, and the Founder waives any and all claims which it might otherwise have against the Company and its subsidiaries its and their officers and employees.

5        Management of the Company

(1) The Company undertakes with the Investors that (save as otherwise provided or contemplated in this Agreement or in the Business Plan) it will (and it will procure that each of the other members of the Group will):

         (a) carry on and conduct its business and affairs in a proper and efficient manner and for its own benefit and in accordance with the Business Plan;

         (b)      transact all its business on arm's length terms;

         (c) not enter into any agreement or arrangement restricting its competitive freedom to provide and take goods and services by such means and from and to such persons as it may think fit;

         (d) ensure that its business, other than routine day to day business, shall be undertaken and transacted by the Directors;

         (e) carry on its business pursuant to policies laid down from time to time by the Directors;

         (f)      maintain  with  a  well  established  and  reputable   insurer
                  adequate insurance against all risks usually insured against by companies carrying on the same or a similar business

         (g) allot and issue its shares and other securities at the best price reasonably obtainable in the circumstances;

         (h) not acquire, dispose of, hire, lease, license or receive licences of any assets, goods, rights or services otherwise than at the best price reasonably obtainable in the circumstances;

         (i) keep the Investors fully informed as to all material developments regarding its financial and business affairs and will notify the Investors forthwith upon becoming aware of any significant litigation affecting or likely to affect any member of the Group;

         (j) keep proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business;

         (k) prepare its accounts on an historical cost basis and shall adopt such accounting policies as may from time to time be generally accepted in England and Wales;

         (l) if it requires any approval, consent or licence for the carrying on of its business in the places and in the manner in which it is from time to time carried on or proposed to be carried on it will use its best endeavours to maintain the same in full force and effect.

(2) The Company undertakes with the Investors that (save to the extent expressly authorised or described in the Business Plan or as otherwise provided or contemplated in this Agreement) it will not (and it will procure that none of the other members of the Group will) without the prior written consent of Investors holding a majority in nominal value of the Preferred Ordinary Shares:

         (a) issue, allot, redeem, purchase or grant options over any of its shares or other securities or reorganise its share capital in any way except as contemplated by clause 4 hereof;

         (b)      pay or make any dividend or other distribution ;

         (c) pass any resolution (whether pursuant to Part II of the Companies Act or otherwise) whereby its classification or status may be changed;

         (d)      alter  the   provisions  of  its  memorandum  or  articles  of
                  association or pass any resolution for winding up;

         (e) acquire or make any investment in another company or business or incorporate any subsidiary;

         (f) appoint any new director or senior employee (meaning an employee whose rate of gross base salary is (pound)75,000 per annum or more) or vary the Emoluments of any of its directors or of any associate of a director or pay any bonuses to any of its directors or any associate of a director outside any limits which may be pre-agreed with Investors holding the majority in nominal value of the Preferred Ordinary Shares;

         (g)      enter into any new  service  agreement  with any  employee  or
                  director   which  is  not   terminable   without   payment  of
                  compensation on not more than 3 months' notice;

         (h) enter into or vary any contract or arrangement (whether legally binding or not) with any of its directors or with any associate of a director;

         (i) give any guarantee, indemnity or security in respect of the obligations of any other person;

         (j) create or allow to subsist any Encumbrance over any of its assets;

         (k) lend any money to any person (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposits) or grant any credit to any person (except to its customers in the normal course of business);

         (l) incur any material expenditure or liability of a capital nature (including, for this purpose, the acquisition of any asset under lease or hire purchase) save in respect of office machinery and equipment reasonably required in the ordinary course of its business; "material expenditure" for these purposes shall mean more than (pound)50,000 in any single transaction;

         (m) sell, transfer, lease, license or in any way dispose of its business, undertaking or freehold or leasehold property or shares held in any Subsidiary or any associated company or any part thereof or interest therein or (except in the ordinary course of business) do any of the foregoing with any other of its assets or any interest therein;

         (n) pay any remuneration or expenses to any person other than as proper remuneration for work done or services provided or as proper reimbursement for expenses incurred in connection with its business;

         (o) without prejudice to the generality of any of the other provisions of this clause 6 lend any money to the Founder, or discharge any liability of the Founder, or give any guarantee, indemnity or security in respect of the obligations of the Founder, or agree to or pay any management charge or make any other payment to the Founder.

(3) The Founder undertakes with the Investors to use all reasonable and proper means in its power to maintain, improve and extend the business of the Group and to further the reputation and interests of the Group.

(4) The parties shall procure that the Company shall issue up to 25,100 new Preferred Ordinary Shares ("New Shares") to such person or persons and in such numbers as Investors holding a majority in nominal value of the Preferred Ordinary Shares shall by written notice to the Company request provided that:

         (a) the subscription price (including premium) for the New Shares shall not be less than(pound)2.99 per share;

         (b) such written notice shall be given within 6 calendar months of the date of this Agreement; and

         (c) the subscribers for the New Shares shall enter into a Deed of Adherence in the same way as under the provisions of Clause 7
                  (2) below.

         The parties hereby waive any rights they may have to be offered any New Shares which are to be issued in accordance with this Clause whether under the Articles, the general law, this Agreement or otherwise.

(6) The Founder undertakes with the Investors if requested by the Investors to take all necessary action required to reduce the share capital of the Company as requested by Investors holding a majority in value of the Preferred Ordinary Shares (whether by court order or otherwise) provided that the interests of the Founder are not thereby prejudiced.


6        Directors

(1) The board of directors of the Company shall consist of not more than four persons (including the two Nominated Directors).

(2) Unless otherwise agreed by Investors who hold a majority in nominal value of Preferred Ordinary Shares in any particular case, every meeting of the directors shall be held at the Company's registered office from time to time.

(3) The Shareholders shall procure that any person who is hereafter appointed as a director (other than a Nominated Director) shall enter into an undertaking with the Company and the Investors in the form set out in Schedule 10 and shall deliver an executed copy thereof to the Investors within 14 days of his appointment.

7        Transfers and new members

(1) None of the Shareholders shall transfer or dispose of any interest in or create any Encumbrance over any of his shares except:

         (a) by a transfer of the entire legal and beneficial interest therein free from Encumbrances; and

         (b) in accordance with, as permitted by and subject to the provisions of the Articles and this Agreement.

(2) The parties hereto shall procure that before any person (other than a person who is already a Shareholder) is registered as a holder of any share in the Company such person shall enter into a Deed of Adherence covenanting with the parties to this Agreement from time to time to observe, perform and be bound by all the terms of this Agreement which are capable of applying to such person (other than the warranties) and which have not then been performed. The Company shall not register any such person as the holder of any share until such a deed has been executed. Upon being so registered that person shall be deemed to be a party to this Agreement.

(3) The parties hereto will co-operate and will do and execute all other acts, deeds and things necessary to give effect to the provisions of this Agreement and the Articles concerning transfers of shares and the Shareholders will (so far as it is within their capacity to do so) procure that a meeting of the board of directors of the Company is duly convened to approve and register each transfer of shares permitted or required by any provision of this Agreement or the Articles (subject to the same being duly stamped or adjudicated or certified nil duty payable).

8        Investors' consent

(1) Where this Agreement provides that any particular transaction or matter requires the consent, approval or agreement of the Investors or, Investors who hold a majority in nominal value of Preferred Ordinary Shares such consent, approval or agreement may be given subject to such terms and conditions as such Investors may impose and any breach of such terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Agreement.

(2) If the consent, approval or agreement of the Investors or is required under more than one provision of this Agreement for any one transaction or matter then any consent, approval or agreement given in relation to that transaction or matter by such Investors shall be deemed to cover all consents, approvals or agreements required for that transaction or matter unless otherwise specified by such Investors.


9        The Articles

(1) If, during the continuance of this Agreement, there shall be any conflict between the provisions of this Agreement and the provisions of the Articles then, during such period, the provisions of this Agreement shall prevail as between the Shareholders over the Articles and in the event of such conflict the Shareholders shall procure at the request of any of the Shareholders such modification to the Articles as shall be necessary to cure such conflict.

(2) Each of the parties hereto undertakes with each of the others to fully and promptly observe and comply with the provisions of the Articles to the intent and effect that each and every provision thereof shall be enforceable by the parties hereto inter se and in whatever capacity.

(3) Nothing contained in this Agreement shall be deemed to constitute an amendment of the Articles or of any previous articles of association of the Company.

10       Parties bound

(1) The Company undertakes with each of the Shareholders to be bound by and comply with the terms and conditions of this Agreement insofar as the same relate to the Company and to act in all respects as contemplated by this Agreement.

(2) The Founder shall at all times exercise its powers in relation to the Company so as to ensure that the Company fully and promptly observes, performs and complies with its obligations under this Agreement and the Articles.

(3) The Founder undertakes with each of the other parties hereto that whilst it remains a party to this Agreement it will not (except as expressly provided for in this Agreement) agree to cast any of the voting rights exercisable in respect of any of the shares held by it in accordance with the directions, or subject to the consent of, any other person (including another Shareholder).

11       Confidentiality

(1) Each of the Shareholders undertakes to each of the other Shareholders and the Company that he will not at any time hereafter use or divulge or communicate to any person other than to officers or employees of the Group whose province it is to know the same or on the instructions of the Directors any confidential information concerning the business, accounts, finance, contractual arrangements or intellectual property (whether owned or licensed by the Group) or other dealings, transactions affairs or property of the Group which shall come to his knowledge and he shall use all reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters and so that these obligations shall continue to apply after that Shareholder shall cease to be a party to this Agreement or otherwise involved in the affairs of the Group without limit in point of time but shall cease to apply to information which shall come into the public domain other than by a breach of this Clause or which for any other reason, other than through the default of that Shareholder, shall have ceased to be confidential.

(2) Each of the parties hereto shall use all reasonable endeavours to procure that the Company and each other member of the Group observes and ensures that the officers, employees and agents of each of them observe a corresponding obligation of confidence to that set out in sub-clause (1) in relation to the Shareholders themselves.

(3) No announcement or publicity concerning the terms of this Agreement or the interests of any Shareholder in the Company shall be made or issued by any of the parties hereto other than as required by law or by the rules of any regulatory organisation to which any of the parties hereto is subject (in which case the Shareholders shall consult with each other on the form of the announcement).

12       Enforcement of the Company's rights

(1) If it appears that the Founder or any associate of the Founder (in whatever capacity) is in breach of any obligation which it owes to the Company (whether under this Agreement or otherwise) or has misapplied or retained or become liable or accountable for any money or property of the Company, or has been guilty of any misfeasance or breach of any fiduciary or other duty in relation to the Company or is under any obligation to indemnify the Company against any liability then it is agreed that the prosecution of any right of action of the Company in respect thereof shall be passed to the Nominated Directors or the Nominated Director (if only one has been appointed) (or to a committee of Directors selected by Investors who hold a majority in nominal value of the Preferred Ordinary Shares) who shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising thereout and the Founder shall take all steps within its power to give effect to the provisions of this sub-clause.

(2) The Company hereby covenants with each of the Shareholders that any monies or property which the Company may recover or receive as a result of the operation of the foregoing provisions of this Clause shall be applied by it in a proper and efficient manner and for its own benefit.

13       Tax

         The provisions of Schedule 8 (Tax Covenant) shall apply to this Agreement.

14       General

(1)      Costs

The Founder, the Investors and the Company shall each pay their own costs and disbursements incurred in relation to the negotiation, preparation and implementation of this Agreement and for the avoidance of doubt the costs of Shulmans solicitors in preparing this document on behalf of the Company shall be borne by the Company.

(2)      Notices

All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or in any Deed of Adherence or such other address as the recipient may designate by notice given in accordance with the provisions of this sub-clause. Any such notice may be delivered personally or by first class prepaid letter or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered if by first class post 48 hours after posting and if by facsimile transmission when dispatched.

(3)      Successors bound

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the parties hereto.

(4)      Assignment

Save as otherwise herein expressly provided neither the Company nor the Founder shall be entitled to assign or otherwise transfer any of its or his rights or obligations in whole or in part hereunder without the prior written consent of the Investors who hold a majority in nominal value of the Preferred Ordinary Shares. The Investors may assign the benefit of the Agreement to any transferee of its shares.

(5)      Continuing agreement

All provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

(6)      Good faith

Each of the parties hereto undertakes with each of the others to do all things reasonably within his power which are necessary or desirable to give effect to the spirit and intent of this Agreement and the Articles.

(7)      Further assurance

The parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Agreement and the Articles into full force and effect.

(8)      Time of the essence

Any date or period mentioned in this Agreement may be extended by agreement between the parties hereto failing which, as regards any such date or period, time shall be of the essence of this Agreement.

(9)      Entire agreement

This Agreement supersedes any previous agreement between the parties hereto in relation to the matters dealt with herein, represents (together with the documents referred to herein) the entire agreement between the parties hereto in relation to such matters and may not be varied except by a written instrument signed by all the parties hereto. Each of the parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

 (10)    Law

This Agreement shall be governed by and construed in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the English Courts in respect of any dispute or matter arising out of or connected with this Agreement.

(11)     Waiver

The Investors may release or compromise the liability of the Founder under this Agreement or grant to the Founder time or other indulgence without affecting the liability of the Founder under this Agreement. No waiver by the Investors of any of the requirements hereof or of any of its rights hereunder shall release the Founder or the Company from full performance of their remaining obligations stated herein. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedies otherwise provided by law.

(12)     No partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties hereto and none of them shall have any authority to bind the others in any way.

(13)     Severability

         (a) Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable, the other provisions of this Agreement and the remainder of the provision in question shall continue in full force and effect. In relation to any illegal or unenforceable part of this Agreement, the parties hereto agree to amend such part in such manner as may be requested from time to time by any of the parties hereto provided that such proposed amendment is legal and enforceable and to the maximum extent possible carries out the original intent of the parties in relation to that part.

         (b) If any part of this Agreement or the Articles shall be held by any court of competent jurisdiction to be unenforceable against or by the Company, such part shall be treated as being severable from the remainder of this Agreement or, as the case may be, the Articles and the Shareholders shall promptly exercise their powers in relation to the Company to procure (insofar as they have the power lawfully to do so) that the severable part is nevertheless put into or given effect in accordance with, or to the maximum extent possible in accordance with, the original intent of the parties hereto in relation to that part.

(14)     Exercise of powers

Where any of the parties hereto is required under this Agreement to exercise his or its powers in relation to any company in the Group to procure a particular matter or thing, such obligation shall be deemed to include an obligation to exercise his or its powers both as a shareholder and as a director (where applicable) of such company and to procure that any nominee of his or it or any director appointed by him shall procure such matter or thing but, in each case, only insofar as the person in question can lawfully do so.

EXECUTED as a deed the day and year first before written.




                                   SCHEDULE 1
                         (Particulars of the Investors)

(1)                       (2)                         (3)                                (4)                  (5)
Name                      Address                     Number of Preferred Ordinary       Total                Total
                                                                                                              amount to be
                                                                                                              paid on
                                                                                                              completion in(pound)'s


Roy Williams              Armscote Manor                  33,444                         99,997.56            99,997.56
                          Armscote
                          Warwickshire
                          CV37 8DA

Garcia Hanson             38 St James Road                75,250                         224,997.50           75,000.00
                          Ilkley
                          West Yorkshire

Zalcany
Limited (company          Birkett House                   50,168                         150,002.32          150,002.32
number 2397965)           27 Albemarle Street
                          London
                          W15 4BQ

Noblepoint Limited        Birkett House                   33,444                         99,997.56            99,997.56
(company number           27 Albemarle Street
4350708)                  London
                          W1S 4BQ                       ---------                      ------------
                                                         192,306                  (pound)574,994.94
                                                        ---------                      ------------


                                   SCHEDULE 2

(Particulars of the Company)


Directors:                                     Garcia Julian Hanson
                                               Godfrey Stephen Shingles


Secretary:                                     James Leonard Jackson

Nature of business:                            Intermediate Holding Company

Accounting reference date:                     30 June

Auditors:                                      Grant Thornton, Leeds



                                   SCHEDULE 3
                               (The Subsidiaries)
                                     Part I

1       Name                                                    WRDC Limited

2       Number                                                  2945379

3       Place of incorporation                                  United Kingdom

4       Date of incorporation                                   4 July 1994

5       Authorised share capital                                (pound)36,400
        Issued share capital                                    (pound)32,292

6       Beneficial owners and registered holders of             the issued share capital Authoriszor Holdings Ltd
                                                                542,500 Ordinary A shares one pence
                                                                542,500 Ordinary B shares one pence
                                                                2,144,168 Ordinary D shares one pence

7       Registered office                                       Windsor House, Cornwall Road, Harrogate, North Yorkshire, HG1 2PW

8       Directors                                               G. J. Hanson
                                                                B. J Edmondson

                                                                P. Hughes

9       Secretary                                               M. Phillips

10      Nature of business                                      Software Consultancy

11      Accounting reference date                               30 June

12      Auditors                                                Grant Thornton, Leeds





                                     Part II


1       Name                                                    Authoriszor Ltd

2       Number                                                  03302620

3       Place of incorporation                                  Windsor House, Cornwall Road, Harrogate, North Yorkshire, HG1 2PW

4       Date of incorporation                                   15 January 1997

5       Authorised and issued share capital                     10,300,000(pound)1 redeemable
                                                                33,500,000 10p ordinary
        Issued share capital                                    10,300,000 redeemable
                                                                 30,705,845 10p ordinary

6       Beneficial owners and registered holders of             Authoriszor Holdings Ltd
        the issued share capital

7       Registered office                                       Windsor House, Cornwall Road, Harrogate, North Yorkshire, HG1 2PW

8       Directors
                                                                Garcia Julian Hanson

                                                                James Leonard Jackson

9       Secretary                                               Melanie Phillips

10      Nature of business                                      Software Design Consultancy and Supply

11      Accounting reference date                               30 June

12      Auditors                                                Grant Thornton, Leeds




                                    Part III


 1      Name                                                    Logsys Limited

 2      Number                                                  1452614

 3      Place of incorporation                                  United Kingdom

 4      Date of incorporation                                   5 October 1979

 5      Authorised share capital                                5,000,000 10p ordinary
        Issued share capital                                    780,020 10 ordinary

 6      Beneficial owners and registered holders of             Authoriszor Holdings Ltd
        the issued share capital

 7      Registered office                                       Logsys House, Ashville Way, Wokingham, Berkshire, RG41 2PL

 8      Directors
                                                                Garcia Julian Hanson

 9      Secretary                                               Melanie Phillips

10      Nature of business                                      Software Development Services and Products to Defense and Commercial
                                                                Market Places

11      Accounting reference date                               30 June

12      Auditors                                                Grant Thornton, Leeds





                                     Part IV

1       Name                                                    PAD (London) Limited

2       Number                                                  4103450

3       Place of incorporation                                  United Kingdom

4       Date of incorporation                                   2 November 2000

5       Authorised share capital                                (pound)1,000 ordinary shares of(pound)1 each
        Issued share capital                                    (pound)300 ordinary shares of(pound)1 each

6       Beneficial owners and registered holders of             David Pearson - 36 shares
        the issued share capital                                Andrew Newberry - 36 shares
                                                                WRDC Limited - 228 shares
                                                                Total: 300

7       Registered office                                       Windsor House, Cornwall Road, Harrogate, North Yorkshire, HG1 2PW

8       Directors                                               A. L Newberry
                                                                D. R. Pearson
                                                                G. J. Hanson

9       Secretary
10      Nature of business                                      Internet Services and Solutions

11      Accounting reference date                               30 June

12      Auditors                                                Grant Thornton, Leeds



                                     Part V


1       Name                                                    WRDC AG

2       Number                                                  CH-020.3.024.937-1

3       Place of incorporation                                  Zurich, Switzerland

4       Date of incorporation                                   15 August 1981

5       Authorised and issued share capital                     Both - 100 shares at CHF 1000 each
                                                                (CHF 100,000)

6       Beneficial owners and registered holders of             WRDC Limited- 85 shares
        the issued share capital                                Urs Kaufmann - 15 shares


                                                                These shares are currently being transferred to WRDC Ltd
                                                                and are held on behalf of WRDC Limited

7       Registered office                                       Technoparkstr. 1, 8005 Zurich

8       Directors                                               Urs Kaufmann
                                                                Charlotte Grubenmann

9       Secretary                                               Charlotte Grubenmann

10      Nature of business                                      IT Consultancy

11      Accounting reference date                               31 December

12      Auditors                                                Grant Thornton, Leeds


                                   SCHEDULE 4
                                 (Board Minutes)

                          AUTHORISZOR HOLDINGS LIMITED

MINUTES  of a meeting  of the Board of  Directors  held at on the    day of 2002
at       am/pm


Present:

In attendance:


1        Mr             took the Chair,  noted that a quorum was  present and
         declared  the meeting open

2        Investment agreement and ancillary documents

The following documents were laid on the table:

(1) an Investment Agreement proposed to be entered into on the date of the meeting between (1) Authoriszor Inc (2) Various proposed investors in the share capital of the Company (`the Investors') and (3) the Company (`the Investment Agreement');

(2) a print of the new articles of association of the Company proposed to be adopted on the date of this meeting;

IT WAS REPORTED that the existing members of the Company had agreed the terms upon which the Investors would subscribe for 192,306 Preferred Ordinary Shares in the Company. The directors considered that it was in the best interests of the Company that the Company co-operate in giving effect to such arrangements.

IT WAS RESOLVED that each of the documents tabled be noted, approved or, as the case may be, adopted and that:

(1) any director be authorised to execute on behalf of the Company any such document which required to be so executed;

(2) any such document as required execution as a deed by the Company be so executed;

(3) all steps to be taken by the Company pursuant to any of the documents tabled be taken forthwith.

3        Adjournment and resumption of meeting

The meeting was thereupon adjourned. On the resumption of the meeting it was reported that the Investment Agreement had been so executed by the Company.

4        Written Resolution

There was produced to the meeting a draft written resolution for the sole member of the Company for the following purposes:

         (a) to convert the existing 10,300,000 issued Redeemable Shares of(pound)1 each in the capital of the Company into 10,300,000 Ordinary Shares of(pound)1 each;

         (b) to increase the authorised share capital of the Company from(pound)10,500,000 to [(pound)10,720,000] by the creation of [220,000] Preferred Ordinary Shares of(pound)1 each;

         (c)      to adopt new articles of association;

         (d) to authorise the directors to issue up to 220,000 Preferred Ordinary Shares of(pound)1 each;

         (e) to specifically authorise the directors to issue 41,592 Ordinary Shares of (pound)1 each in the capital of the Company to Authoriszor Inc in connection with the conversion of the loan of (pound)41,592 owed by the Company to Authoriszor Inc to Ordinary Share capital.;

         (f)      to change the name of the Company to WRDC Logsys Limited.


IT WAS NOTED that the Auditors of the Company had recovered a copy of the proposed written resolution.

5        Adjournment and resumption of meeting

The meeting was thereupon briefly adjourned. On the resumption of the meeting it was reported that the written resolution had been duly signed by the sole member of the Company and the Resolution passed as a special resolution.

6        Conversion of Authoriszor Inc loan

There was produced to the meeting a letter signed on behalf of Authoriszor Inc applying for the issue to it of 41,592 Ordinary Shares of (pound)1 each in the capital of the Company at par value and requesting that the entire Authoriszor Inc loan to the Company, in the sum of (pound)41,592, be credited against the subscription price of the said Ordinary Shares so that the said loan shall have been deemed to have been repaid in full and the funds immediately repaid by Authoriszor Inc to the Company as payment in full for the subscription price of the shares.

IT WAS RESOLVED that such Ordinary Shares be allotted to Authoriszor Inc in accordance with the application, that the appropriate entries be made in the register of members and that a share certificate be issued in favour of Authoriszor Inc in respect of the shares allotted.

7        Subscription for shares

It was reported that subscription application forms had been received from the Investors in respect of a total of 192,306 Preferred Ordinary Shares of (pound)1 each in the Company together with cheques for a total of [(pound)*] being payment for such shares including premium. IT WAS RESOLVED that such shares be allotted to the Investors in accordance with such applications, that the name of the Investors be entered in the register of members and that a share certificate be issued in favour of each of the Investors in respect of the shares allotted.

8        Adjournment and resumption of meeting

The meeting was thereupon adjourned. On the resumption of the meeting it was reported that the said certificates for the allotments referred to under paragraphs 6 and 7 had been issued and the Register of Members amended accordingly.

 9       Nominated director

There was produced to the meeting a Notice of Appointment dated [?] 2002 from Investors who hold a majority in nominal value of the Preferred Ordinary Shares appointing Mr Ian McNeill as a director of the Company pursuant to Article 18 of the Company's new articles of association.


10       Notices, etc to Registrar of Companies

IT WAS RESOLVED that the secretary be instructed to deliver the following to the Registrar of Companies:

(1)      A copy of the special resolution passed as a Written Resolution;

(2)      A copy of the new articles of association;

(3)      Return of Allotments (Form G88(2));

(4)      Notice of Increase of Capital (Form G123);

(5)      Form G122.

(6)       Forms 228(a) and (b).

11       There being no further business the meeting terminated

These minutes were then read and signed


                                                -------------------------------
                                                CHAIRMAN

                                   SCHEDULE 5
                               WRITTEN RESOLUTION
                          AUTHORISZOR HOLDINGS LIMITED

Authoriszor Inc which is the only member of the Company (at the date of this Resolution) entitled to receive notice of and attend and vote at a general meeting of the Company hereby agrees, pursuant to section 381 of the Companies Act 1985, to the following Written Resolution (which would otherwise be required to be passed as a Special Resolution) and confirms that such Written Resolution shall be valid and effective as if it had been passed at an Extraordinary General Meeting of the Company duly convened and held:-


                               SPECIAL RESOLUTION

THAT:

(1) The 10,300,000 Redeemable Shares of (pound)1 each in the capital of the Company which at the time of the passing of this resolution are in issue be and are hereby converted into 10,300,000 Ordinary Shares of (pound)1 each, such shares having the rights and being subject to the restrictions attaching thereto under the new articles of association of the Company adopted pursuant to paragraph (4) of this resolution.

(2) The authorised share capital of the Company be increased from (pound)10,500,000 to [(pound)10,720,000] by the creation of [220,000]
         Preferred Ordinary Shares of (pound)1 each, such shares having the rights and being subject to the restrictions attaching thereto under the new articles of association of the Company adopted pursuant to paragraph (3) of this resolution.

(3) The regulations contained in the document produced to the meeting and signed for identification by the chairman be adopted as the articles of association of the Company in substitution for and to the entire exclusion of the existing articles of association.

(4)      The directors be generally and  unconditionally  authorised pursuant to
         Section 80 of the Companies Act 1985 to allot and issue up to [220,000] Preferred Ordinary Shares within five years of the date of this resolution (on the expiration of which this authority shall expire) and the directors shall have the power to exercise the authority hereby conferred upon them to allot such shares to such persons and on such conditions as they may in their discretion determine as if Section 89(1) of the Companies Act 1985 did not apply thereto.

(5) The directors be specifically authorised pursuant to the Companies Act 1985 to allot and issue 41,592 Ordinary Shares within 28 days of the date of this resolution (on the expiration of which this authority shall expire) to Authoriszor Inc.

(6) That the name of the Company be changed from "Authoriszor Holdings Limited" to "WRDC Logsys Limited".

         Authoriszor Inc confirms that a copy of the Written Resolution set out herein was supplied to the Auditors of the Company prior to the date hereof.

         Name of Shareholder                Signature

         Authoriszor Inc.                   ....................................
                                            duly authorised to sign on behalf
                                            of the Shareholder


         Date of signature being the date of the Written Resolution

         _________________________2002

                                   SCHEDULE 6
                         (Subscription Application Form)

To:   The Secretary,
      Authoriszor Holdings Limited
      Windsor House
      Cornwall Road
      Harrogate
      North Yorkshire
      HG1 2PW

                                                Dated                       2002

Dear Sir,

AUTHORISZOR HOLDINGS LIMITED

I of              hereby apply for [] Preferred Ordinary Shares of (pound)1 each in the above company at a total price (including premium) for all such shares of (pound)[ ] and attach a cheque for the sum of (pound)[ ] in payment therefor in full/part.

I agree to take such shares subject to the company's memorandum and new articles of association and to the terms of an investment agreement of even date herewith made between (1) Authoriszor Inc. (2) various investors including myself/company/my trust and (3) the company and request you to enter my/our name in the Company's register of members as the holder of such shares.

Yours faithfully,

[                         ]

                                   SCHEDULE 7

1.       Warranted Information

(1) The Warranted Information is true and accurate in all respects and gives a true and fair view of the assets, liabilities (including contingent, unquantified or disputed liabilities) and commitments of the Company at 31st March 2002 and its profits for the accounting reference period ended on that date, have been prepared in accordance with generally accepted accounting principles, were not affected by any extraordinary, exceptional or non-recurring item which were not reported and comply with the requirements of all applicable legislation and Financial Reporting Standards and other accounting standards applicable to a United Kingdom company; and no changes in the basis of accounting were made during the said accounting reference period or have been made since 31st March 2002.

(2)      Since 31st March 2002:

         (a) no dividend or other distribution has been declared, paid or made by the Company;

         (b)      there  has  been  no   material   change  in  the  assets  and
                  liabilities   of  the  Company  as  shown  in  the   Warranted
                  Information;

         (c) except as previously disclosed to Roy Williams and Garcia Hanson or except as contemplated by this Agreement there has been no material adverse change in the financial or trading position or prospects of the Company;

         (d) except as previously disclosed to Roy Williams and Garcia Hanson or except as contemplated by this Agreement there has been no reduction in the value of the net tangible assets of the Company on the basis of the valuations adopted in the Warranted Information; and

         (e) the business of the Company has been carried on in the ordinary course and so as to maintain the same as a going concern.

(3) All proper and necessary books of account, minute books, registers and records have been maintained by the Company, are in its possession and contain accurate information in accordance with generally accepted principles relating to all transactions to which the Company has been a party.

2.       Shares

(1) The information contained in the recitals and the Schedules in this Agreement is true and accurate in all respects.

(2) The 10,300,000 Redeemable Shares and the 100,000 Ordinary Shares referred to in Recital (A) constitute the whole of the issued and allotted share capital of the Company and are beneficially owned, with full title guarantee, by the Founder free from all Encumbrances or interests in favour of or claims made by or which could be made by any other person.

(3) WRDC Limited, Authoriszor Limited and Logsys Limited are all wholly owned subsidiaries of the Company.

3.       Inter company debt

(1) No member of the Group is indebted in any way to the Founder except that Authoriszor Holdings Limited owes(pound)43,946.99 and Authoriszor Limited owes(pound)256,053.01 in each case to Authoriszor Inc.

(2) No member of the Group has entered into any guarantee or indemnity in relation to any liability of the Founder or accepted or is liable for or may become liable for any liability of the Founder.

(3) No member of the Group has given any security in relation to the obligations of the Founder.

4.       Salaries

(1) The appendix of salaries and the bonus arrangements for Mr Hanson and Mr Hughes attached to this Agreement is true and accurate.

                                   SCHEDULE 8


                                       TAX
                     Part 1 - Definitions and Interpretation


1        DEFINITIONS

         In this Schedule the following words and expressions (except where the context otherwise requires) have the following meanings:

         "ACT" means advance corporation tax.

         "CAA" means the Capital  Allowances  Act 2001 (and for the avoidance of
         doubt  includes  all  former   legislation  as  amended,   modified  or
         re-enacted relating to capital allowances).

         "Claim for Tax" includes any assessment, notice, demand, letter or other document issued by or action taken by or on behalf of any person from which it appears that the Founder is or may be liable under this Schedule.

         "Effective Tax Liability" has the meaning given to it in paragraph 2.2 of Part 1 of this Schedule.

         "Event" includes any transaction, arrangement, act, failure or omission (including the execution and performance of this Agreement) and any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the expiry of any time period, membership of or ceasing to be a member of any group or partnership or any change in the residence of any person for Tax purposes.

         "Group Relief" means any of the following:

         (a) relief surrendered or claimed pursuant to Chapter IV Part X Taxes Act;

         (b)      ACT  surrendered or claimed  pursuant to section 240 Taxes Act
                  (set  off  of  company's  surplus  ACT  against   subsidiary's
                  liability to corporation tax);

         (c)      a tax refund  relating to an  accounting  period as defined by section 102(3) Finance Act 1989 (surrender of company tax refund etc within group) in respect of which a notice has been given pursuant to section 102(2) of that statute.

         "Liability to Tax" means any matter giving rise to a claim under the Tax Covenant.

         "Non-availability" means loss, reduction, modification, cancellation, non-availability or non-existence.

         "PAYE" means the mechanism prescribed by the Tax Statutes for the collection of tax and sums to which sections 203 to 203L Taxes Act (pay as you earn) and regulations made thereunder apply and Class 1 and

         Class 1A contributions referred to in section 1(2) Social Security Contributions and Benefits Act 1992 (outline of contributory system).

         "Payment of Tax" means any payment of or in respect of Tax (whether or not the same is primarily payable by the Group and whether or not the Group has, or may have, any right of reimbursement against any other person or persons) and includes any payment of Tax which would have been due to be made but for the utilisation of any Relevant Relief or any Post Completion Relief.

         "Post   Completion   Relief"   means  any  Relief  which  arises  after
         Completion.

         "Relevant Relief" means:

         (a) any Relief which is taken into account in computing and so reducing or eliminating any provision for Tax (including deferred tax and recoverable input VAT) which appears or would have appeared in the Warranted Information; or

         (b)      any  Relief  which is  treated  as an  asset in the  Warranted
                  Information.

         "Relief" includes any loss, allowance, credit, relief, deduction, exemption or set-off from or against or in respect of Tax or any right to a repayment of Tax.

         "Tax" means all forms of tax, charge, duty, impost, withholding, deduction, rate, levy and governmental charge (whether national or local) in the nature of tax whatsoever and whenever created, enacted or imposed, and whether of the United Kingdom or elsewhere, and any amount whatever payable to any Tax Authority or any other person as a result of any enactment relating to tax, together with all related fines, penalties, interest, costs, charges and surcharges.

         "Tax Authority" means any statutory or governmental authority or body (whether in the United Kingdom or elsewhere) involved in the collection or administration of Tax including the Board of Inland Revenue, the Contributions Agency and the Commissioners of Customs and Excise.

         "Tax Covenant" means the covenant set out in Part 2 of this Schedule.

         "Tax Statutes" means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax.

         "Taxes Act" means the Income and Corporation Taxes Act 1988.

         "TCGA" means the Taxation of Chargeable Gains Act 1992.

         "TMA" means the Taxes Management Act 1970.

         "VAT" means value added tax within the meaning of the VATA.

         "VATA" means the Value Added Tax Act 1994.

2        INTERPRETATION

2.1      In this Schedule "Effective Tax Liability" means the following:

         (a)      the  Non-availability  in  whole  or in part  of any  Relevant
                  Relief;

         (b) the utilisation or set-off of any Post Completion Relief or any Relevant Relief against any Tax or against income, profits or gains in circumstances where but for such utilisation or set-off a Payment of Tax would have arisen in respect of which the Founder would have been liable to the Investors under this Schedule.

2.2      The value of an Effective Tax Liability is as follows:

         (a)      where   the    Effective    Tax    Liability    involves   the
                  Non-availability of any Relevant Relief:

                  (i) if the Relevant Relief is a right to repayment of Tax, the amount of the right which is not available; and

                  (ii) in any other case, the amount of Tax which would have been saved but for the Non-availability of the Relevant Relief on the assumption that the Company would have been able to fully utilise that Relevant Relief in the accounting period during which Completion falls; and

         (b) where the Effective Tax Liability involves the utilisation or set-off of a Post Completion Relief or a Relevant Relief the amount of Tax saved by such utilisation or set-off.

2.3 Reference in this Schedule to the result of any Event on or before Completion includes the combined result of any two or more Events the first or some or part of which took place on or before Completion.

2.4 Reference in this Schedule to income, profits or gains earned, accrued or received on or before Completion includes income, profits or gains which are deemed to be or are treated or regarded as earned, accrued or received on or before Completion for any Tax purpose.

2.5 Without limiting the generality of the expression, reference in this Schedule to anything "in the ordinary course of business" does not include:

         (a) an Event which results in the Target becoming liable for Tax for which it is not primarily liable;

         (b) the acquisition, disposal or supply or deemed acquisition, disposal or supply of any asset, goods, service or facility (including a loan of money or the letting, hiring or licensing of tangible or intangible property) in a transaction which is not entered into at arm's length;

         (c) the making of a distribution or deemed distribution for Tax purposes;

         (d) the creation, cancellation or reorganisation of any share or loan capital or any company becoming or ceasing to be a member of a group of companies for any Tax purpose;

         (e) the failure by the Target to deduct, charge, recover or account for Tax;

         (f) the acquisition or disposal (including any deemed disposal) of a capital asset;

         (g) an Event giving rise to a liability or potential liability under Part XVII Taxes Act (tax avoidance), section 29 or section 36 or Part VIIII TMA  (charges  on  non-residents)  or schedule 9A VATA (anti-avoidance provisions: groups);

         (h) a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the deferral, reduction or avoidance of a liability to Tax; and

         (i) any Event which gives rise to any interest, fine, penalty, charge or surcharge in connection with Tax.


                              Part 2 - Tax Covenant

1        COVENANT

1.1 Subject as provided in this Schedule the Founder in relation to the Company and each Group company covenants with and undertake to the Investors to pay to the Investors an amount equal to:

         (a) any Payment of Tax which arises directly or indirectly, and whether before, on or after Completion, by reference to an Event occurring (or deemed to occur for the purposes of any Tax) or income profits or gains received on or before Completion;

         (b)      the value of any Effective Tax Liability;

         (c) any inheritance tax which is unpaid at Completion and in respect of which the Board of Inland Revenue has a charge on any of the shares or assets of the Company or any Group company, or which gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company or any Group company or which after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company or any Group company, being a liability in respect of inheritance tax payable as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would have existed at Completion, if the death had occurred immediately before Completion and the inheritance tax payable as a result thereof had not been paid provided that any right to pay by instalments shall be disregarded;

         (d) any liability of the Company or any Group company to make a payment by way of reimbursement, recharge, indemnity, damages for breach of contract or management charge connected with or representing Tax where such Tax results from, or is calculated by reference to, any income, profits or gains earned, received or accrued by the Target on or before Completion or which results from or is calculated by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax;

         (e) any Payment of Tax which arises as a result of the application of section 189 (capital distribution of chargeable gains:
                  recovery of tax from shareholder) or section 190 (tax recoverable from another group company or controlling director) TCGA or paragraph 75A schedule 18 Finance Act 1998 (assessment on other claimant companies) or section 767A or section 767AA Taxes Act (change in company ownership: corporation tax) where such Tax arises by reference to any Event occurring prior to Completion or by reference to any non-payment of Tax by a person who falls within the criteria set out in the statutory provisions referred to in this paragraph;

         (f) any liability to repay in whole or in part any payment received or receivable by the Company or any Group company or a liability of the Company or any Group company to make any payment for the surrender of Group Relief pursuant to any arrangement or agreement entered into on or before Completion;

         (g) the loss in whole or in part of the right of the Company or any Group company to receive any payment for Group Relief from any company pursuant to any arrangement or agreement entered into on or before Completion;

         (h) any costs or expenses incurred by the Investor or the Company or any Group company in connection with or in consequence of any of the matters referred to at paragraphs 1.1(a) to 1.1(g) or in pursuing any Claim for Tax or in taking or defending any action under this Schedule.

                       Part 3 - Limitations and Procedure

1        LIMITATIONS

1.1 The Founder shall not be liable in respect of any Liability to Tax under this Schedule to the extent that:

         (a) specific provision, reserve or allowance was made for such Liability to Tax in the Warranted Information but only to the extent that the specific provision, reserve or allowance relates to the period before Completion;

         (b) such Liability to Tax arises in the ordinary course of business of the Company as carried since 31st March 2002;

         (c) such Liability to Tax arises or is increased only as a result of any increase in rates of Tax made after Completion with retrospective effect or of any change in law occurring after Completion with retrospective effect; or

         (d) such Liability to Tax arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Target save where such change is made to comply with generally accepted accounting practice, the published practice of any Tax Authority or the law or rule of any regulating authority or body in force at Completion.

2        DATE FOR PAYMENT

2.1 A payment to be made by the Founder under this Schedule shall be made in cleared funds on the following dates:

         (a)      in    the    case    of    an    amount    under    paragraphs
                  1.1(a),1.1(c),1.1(e),1.1(f)  or  1.1(g)  of  Part  2  of  this
                  Schedule on or before the later of:

                  (i)      seven days after written demand for such payment; and

                  (ii) seven days before the date on which the Tax is finally due to the Tax Authority demanding the same (or would have been due but for the utilisation of any Relevant Relief);

         (b) in the case of an amount under paragraph 1.1(b) of Part 2 of this Schedule on or before the later of:

                  (i)      seven days after  written  demands for such  payment;
                           and

                  (ii) seven days before the date on which Tax becomes payable which would not have been payable if no liability had arisen under paragraph 1.1(b) of Part 2 of this Schedule or, in the case of a repayment of Tax, the date on which such repayment would have been made;

         (c) in the case of an amount under paragraph 1.1(d) of Part 2 of this Schedule the later of:

                  (i)      seven days after a written demand; and

                  (ii) seven days before the date on which the payment giving rise to the liability falls due;

         (d) in the case of an amount under paragraph 1.1(h) of Part 2 of this Schedule within seven days of the Investors giving written notice of the costs and expenses to the Founder;

2.2 Where the Founder fails to make a payment in satisfaction of a liability under this Schedule by the due date for payment, the liability of the Founder shall be increased to include interest on such sum from the date on which the Founder become liable to make payment to the date of actual payment at a rate per annum being four per cent above the base rate from time to time of Barclays Bank plc compounded monthly (such interest to accrue after as well as before judgement).

3        WITHHOLDING AND TAX

3.1      With reference to any payments made by the Founder under this Schedule:

         (a) all payments so made by the Founder shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for such deductions or withholdings as are required by law;

         (b) if the Founder is required by law to make any deduction or withholding from any payment it shall do so and the sum due in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Investor receive and retain (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which they would have received and retained had no such deduction or withholding been required to be made;

         (c) if any payment is subject to Tax in the hands of the Investors the Founder shall within seven days of notice in writing being served on it by the Investors pay to the Investors such further amount or amounts as shall ensure that the net amount received in respect of such payment after such Tax is the same as it would have been were the payment not subject to such Tax.

4        RELEASE

4.1 Any liability of the Founder under this Schedule may in whole or in part be released, compounded or compromised by the Investors in their absolute discretion or time or indulgence may be given by the Investors in their absolute discretion as regards the Founder without in any way prejudicing or affecting its rights against the Founder under the same or a like liability.

4.2 No delay or omission of the Investors in exercising any right, power or privilege under this Schedule shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of any right, power or privilege.

                                   SCHEDULE 9
                               (Deed of Adherence)

THIS DEED OF  ADHERENCE  is made the day of        20      by
of                    (hereinafter called `the Covenantor')

SUPPLEMENTAL to a shareholders' agreement dated the 20 and made between (1) [*]as modified by [here set out the details of any instrument modifying the original agreement]] (`the Shareholders' Agreement')

WITNESSETH as follows:

1 The Covenantor hereby confirms that [he] [it] has been supplied with a copy of the Shareholders' Agreement and hereby covenants with each of the other parties to the Shareholders' Agreement from time to time to observe, perform and be bound by all the terms of the Shareholders' Agreement (other than Clause 5 thereof) which are capable of applying to the Covenantor and which have not been performed at the date hereof to the intent and effect that the Covenantor shall be deemed with effect from the date on which the Covenantor is registered as a member of the Company to be a party to the Shareholders' Agreement and to be [a Founder] [an Investor] (as defined in the Shareholders' Agreement)

2 This Deed shall be governed by and construed in accordance with the laws of England.

EXECUTED as a deed the day and year first before written.

                                   SCHEDULE 10
                            (Director's Undertaking)

To:      [CURRENT SHAREHOLDERS]

         and

         Authoriszor Holdings Limited (`the Company') {amend as appropriate to cover subsidiaries]

From:      [DIRECTOR]

                                                    Dated:             20

I hereby  confirm  that I have been  supplied  with a copy of the  shareholders'
agreement made between [ ] dated               2002 [(as modified by [insert the
details of any instrument modifying the original agreement])] (`the Shareholders' Agreement') and undertake to the Company and separately with each of the other parties to the Shareholders' Agreement from time to time that:

(1) I will, so far as may be permitted by law and so long as I remain a director of the Company, be bound by and comply with the terms and conditions of the Shareholders' Agreement (as the same may hereafter be amended from time to time) insofar as the same relate to me and act in all respects as contemplated thereby, and will (so far as aforesaid) do all within my power as a director to ensure that the Company complies with its obligations thereunder;

(2) If I am at any time an employee of the Company I agree that compliance with this deed shall be a term of service with the Company material breach of which will entitle the Company to terminate my employment summarily.

EXECUTED and DELIVERED
as a deed by the said
in the presence of:

                                   SCHEDULE 11
                (Authoriszor Inc. Subscription Application Form)


To:      The Secretary,
         Authoriszor Holdings Limited
         Windsor House
         Cornwall Road
         Harrogate
         North Yorkshire
         HG1 2PW


                                                  Dated                     2002


Dear Sir,

AUTHORISZOR HOLDINGS LIMITED

Authoriszor Inc. confirms that it wishes to convert its loan to the above company in the sum of (pound)41,592 (the "Loan") to Ordinary Shares in the capital of the company, and therefore applies for 41,592 Ordinary Shares of (pound)1 each in the above company at a total price for all such shares of (pound)41,592.

Authoriszor Inc. requests that the entire Loan be credited against the subscription price of the said Ordinary Shares so that the Loan shall have been deemed to have been repaid in full and the funds immediately repaid by Authoriszor Inc to the company as payment in full for the subscription price of the shares.

Yours faithfully


For and on behalf of Authoriszor Inc

                                   SCHEDULE 12

                                     Part 1

                               Resigning Officers


Name                      Position                        Company Name
------------------------- ------------------------------- ----------------------

------------------------- ------------------------------- ----------------------

------------------------- ------------------------------- ----------------------











                                     Part 2

                                  New Directors


Name                       Position               Company Name
-------------------------- ---------------------- ------------------------------

Ian McNeill                director               Authoriszor Holdings Ltd
-------------------------- ---------------------- ------------------------------

-------------------------- ---------------------- ------------------------------

SIGNED (but not delivered until             )
the date hereof) as a DEED by               )
AUTHORISZOR INC.                            )
acting by ______________________            )
and __________________________              )          ________________________
                                                       Director


                                                       ________________________
                                                       Director/Secretary


SIGNED (but not delivered until             )
the date hereof) as a DEED by               )
AUTHORISZOR HOLDINGS LIMITED                )
acting by _______________________           )
and ___________________________             )          ________________________
                                                       Director


                                                       ________________________
                                                       Director/Secretary

SIGNED (but not delivered until             )
the date hereof) as a DEED by               )
ZALCANY LIMITED                             )
acting by _______________________           )
and ____________________________            )          ________________________
                                                       Director


                                                       ________________________
                                                       Director/Secretary

SIGNED (but not delivered until             )
the date hereof) as a DEED by               )
NOBLEPOINT LIMITED                          )
acting by ________________________          )
and _____________________________           )          ________________________
                                                       Director


                                                       ________________________
                                                       Director/Secretary

SIGNED (but not delivered until             )
the date hereof) as a DEED                  )
by ROY WILLIAMS in the presence of:         )

Witness Name:     ____________________________
Witness Address:  ____________________________
                  ____________________________
Witness Occupation:___________________________


SIGNED (but not delivered until             )
the date hereof) as a DEED                  )
by GARCIA HANSON in the presence of:        )

Witness Name:     ____________________________
Witness Address:  ____________________________
                  ____________________________
Witness Occupation:___________________________

                                    APPENDIX

                1. Salaries and bonuses of G. Hanson & P. Hughes
                ------------------------------------------------

G Hanson


Basic salary(pound)100,000 per annum

Car allowance(pound)1,000 per month

Company pension contribution - 5% of basic salary

Bonus payable quarterly in arrears calculated at 20% NPBT per quarter or (pound)25,000 per quarter whichever is the lesser.



P Hughes


Basic salary(pound)70,000 per annum

Car Allowance (pound)550 per month

Bonus payable quarterly in arrears calculated at 10% NPBT per quarter or (pound)10,000 per quarter whichever is the lesser.



                                   2. 10 - QSB